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                                                                     EXHIBIT 5.1




                          OPINION OF PROSKAUER ROSE LLP

Cross Country, Inc.
6551 Park of Commerce Blvd, N.W.
Suite 200
Boca Raton, Florida 33487

Ladies and Gentlemen:

We are acting as counsel to Cross Country, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (together with the exhibits thereto, the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, relating to the registration of 4,398,001 shares (the "Shares") of common stock par value $.0001 per share, of the Company. 2,145,515 of the Shares are to be issued by the Company upon exercise of certain options granted and to be granted to certain employees, advisors and consultants of the Company and its affiliates pursuant to the Company's Amended and Restated 1999 Stock Option Plan (the "Stock Option Plan"), and 2,252,486 of the Shares are to be issued by the Company upon exercise of certain options granted and to be granted to certain employees of the Company and its affiliates pursuant to the Company's Amended and Restated Equity Participation Plan (the "Equity Participation Plan," and together with the Stock Option Plan, the "Plans").

As such counsel, we have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the adoption of the Plans. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares will be, when issued upon due exercise of the options granted under the Plans, in accordance with the provisions of the Plans and in accordance with the stock option agreements entered into in accordance with the provisions of the Plans (including payment of the option exercise price provided for therein) legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                 Very truly yours,

                 PROSKAUER ROSE LLP